Execution Version
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between Snap One, LLC, a Delaware limited liability company (the “Company”) and John Heyman (“Executive”) as of the date signed by Executive below (the “Effective Date”).
WHEREAS, the Company desires to continue to employ Executive and to enter into this Agreement embodying the terms of such continued employment, and Executive desires to enter into this Agreement and to accept such continued employment, subject to the terms and provisions of this Agreement.
WHEREAS, Executive is a party to an amended and restated employment agreement with the Company or a subsidiary thereof, dated August 4, 2017 (the “Prior Agreement”), which shall be superseded in its entirety by this Agreement as of the Effective Date.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:
Section 1.    Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth on Appendix A, attached hereto.
Section 2.    Acceptance and Term of Employment.
The Company agrees to continue to employ Executive, and Executive agrees to continue to serve the Company, on the terms and conditions set forth herein. Executive’s employment hereunder shall commence on the Effective Date and continue until terminated as provided in Section 7 hereof (the “Term of Employment”).
Section 3.    Position, Duties, and Responsibilities; Place of Performance.
(a)    Position, Duties, and Responsibilities. During the Term of Employment, Executive shall be employed and serve as the Chief Executive Officer of the Company, reporting directly to the Board, and having such duties and responsibilities commensurate with such position. Executive also agrees to serve as an officer and/or director of any member of the Company Group, in each case without additional compensation, and, without limiting the foregoing, will serve as a member of the Board at all times Executive serves as the Company’s Chief Executive Officer.
(b)    Performance. Executive shall devote Executive’s full business time, attention, skill, and best efforts to the performance of Executive’s duties under this Agreement (excluding periods of vacation and sick leave) and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Executive’s duties for the Company, or (z) interferes with Executive’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board, as a member of the board of directors or advisory board (or the equivalent in the case of a non-corporate entity) of non-competing for-profit businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder.
(c)    Principal Place of Employment. Executive’s principal place of employment shall be the Company’s offices in Atlanta, Georgia, although Executive understands and agrees that Executive may be required to travel from time to time for business reasons.
Section 4.    Compensation.
During the Term of Employment, Executive shall be entitled to the following compensation:
(a)    Base Salary. Executive shall be paid an annualized Base Salary (the “Base Salary”), payable in accordance with the regular payroll practices of the Company, of $735,000 with increases, if any, as may be approved in writing by the Compensation Committee. The Compensation Committee will review Base Salary for increase not less than annually.
(b)    Annual Bonus. Executive shall be eligible for an annual incentive bonus award determined by the Compensation Committee in respect of each fiscal year during the Term of Employment (the “Annual Bonus”). The target Annual Bonus for each fiscal year shall be 125% of Base Salary subject to change each year by the Compensation Committee (the “Target Annual Bonus”), with the actual Annual Bonus payable being based upon the level of achievement of annual Company and individual performance objectives for such fiscal year, as determined by the Compensation Committee and communicated to Executive. The Annual Bonus shall otherwise be subject to the terms and conditions of the annual bonus plan adopted by the Board or the Compensation Committee under which bonuses are generally payable to senior executives of the Company, as in effect from time to time. The Annual Bonus shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company subject to Executive’s continuous employment through the applicable payment date (subject to Section 7 below).
(c)    Equity Participation. In connection with Executive’s employment hereunder, Executive shall be entitled to participate in the Company’s equity incentive plan, as in effect from time to time, pursuant to the terms of such plan, an award agreement and such other documents Executive is required to execute pursuant to the terms of such plan (the plan, the award agreement, and such other documents collectively, the “Equity Documents”). Executive’s equity participation shall be exclusively governed by the terms of the Equity Documents (subject to Section 7 and Section 8 set forth herein).
Section 5.    Executive Benefits.
During the Term of Employment, Executive shall be entitled to participate in health, insurance, retirement, and other benefits provided generally to senior executives of the Company (subject to any applicable eligibility requirements). Executive shall also be entitled to the same number of holidays, vacation days, and sick days, as well as any other benefits, in each case as are generally allowed to senior executives of the Company in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time, and the right to do so is expressly reserved.
Section 6.    Reimbursement of Business Expenses.
Executive is authorized to incur reasonable business expenses in carrying out Executive’s duties and responsibilities under this Agreement, and the Company shall promptly reimburse Executive for all such reasonable business expenses, subject to documentation in accordance with the Company’s policy, as in effect from time to time. In addition, to the extent Executive primarily works remotely from Executive’s personal residence, the Company shall reimburse Executive for reasonable travel expenses incurred by Executive in connection with Executive’s travel to and from the Company’s offices in connection with carrying out Executive’s duties and responsibilities under this Agreement subject to documentation in accordance with the Company’s policy, as in effect from time to time. The Company shall be entitled to impute income to Executive in connection with any reimbursements or other benefits provided under this Section 6 and withhold from any and all amounts payable under this Section 6 as may be required to be withheld pursuant to any applicable law or regulation.
In addition to any other reasonable travel expenses, Executive shall, consistent with past practice, be reimbursed for Executive’s reasonable expenses associated with the use of a private airplane to commute between the Company’s offices and for other reasonable business-significant travel, subject to an annual cap of $250,000.
Section 7.    Termination of Employment.
(a)    General. The Term of Employment, and Executive’s employment hereunder, shall terminate upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Executive with or without Good Reason. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to Base Salary, Annual Bonus, employee benefits and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.
(b)    Deemed Resignation. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group. Executive agrees to provide any necessary forms to effectuate such resignations, and the appointment of person’s designated by the Company to serve as Executive’s replacement, as well as to continue to provide reasonable support for any legal or administrative processes during the time period required to effectuate such changes, and the Company shall reimburse the Executive for all reasonable costs and expenses incurred in connection with such reasonable support.
(c)    Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. The Company may terminate Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Executive’s receipt of written notice of such termination. Upon Executive’s death or in the event that Executive’s employment is terminated due to Executive’s Disability, Executive or Executive’s estate or Executive’s beneficiaries, as the case may be, shall be entitled to:
(i)    The Accrued Obligations;
(ii)    Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2½ months following the last day of the fiscal year in which such termination occurred;
(iii)    An amount equal to the Target Annual Bonus amount, payable within thirty (30) days following Executive’s termination date; and

(iv)    Subject to an election of COBRA continuation coverage under the Company’s group health plan by Executive (or Executive’s covered dependents in the case of Executive’s death), on the first regularly scheduled payroll date of each month during the twenty-four (24) month period immediately following Executive’s termination occurred, payment of an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same coverage.
Following Executive’s death or a termination of Executive’s employment by reason of a Disability, except as set forth in this Section 7(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(d)    Termination by the Company for Cause.
(i)    The Company may terminate Executive’s employment at any time for Cause, effective upon delivery to Executive of written notice of such termination; provided, however, that with respect to any Cause termination relying on clause (ii), (vi) or (vii) of the definition of Cause, to the extent that such act or acts or failure or failures to act are curable, Executive shall be given not less than thirty (30) days’ written notice by the Board of the Company’s intention to terminate Executive for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and such termination shall be effective at the expiration of such thirty (30) day notice period unless Executive has fully cured such act or acts or failure or failures to act that give rise to Cause during such period.
(ii)    In the event that the Company terminates Executive’s employment for Cause, Executive shall be entitled only to the Accrued Obligations. Following such termination of Executive’s employment for Cause, except as set forth in this Section 7(d)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(e)    Termination by the Company without Cause. The Company may terminate Executive’s employment at any time without Cause, effective upon delivery to Executive of written notice of such termination. In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), Executive shall be entitled to:
(i)    The Accrued Obligations;
(ii)    Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2½ months following the last day of the fiscal year in which such termination occurred;
(iii)    Subject to satisfaction of the performance objectives applicable for the fiscal year in which such termination occurs, an amount equal to (A) the Annual Bonus otherwise payable to Executive for the fiscal year in which such termination occurred, assuming Executive had remained employed through the applicable payment date, multiplied by (B) a fraction, the numerator of which is the number of days elapsed from the commencement of such fiscal year through the date of such termination and the denominator of which is 365 (or 366, as applicable), which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2 ½ months following the last day of the fiscal year in which such termination occurred;
(iv)     If such termination is not a Covered Termination:
(A)     An amount equal to twenty four (24) months of Base Salary, such amount to be paid in substantially equal payments over the twenty four (24) month period following Executive’s termination of employment (such period, the “Severance Term”), and payable in accordance with the Company’s regular payroll practices;
(B)    An amount equal to 2.0 times the Target Annual Bonus, such amount to be paid in substantially equal payments over the Severance Term and payable in accordance with the Company’s regular payroll practices; and
(C)    The Qualifying Termination Equity Benefits.
(v)    If such termination is a Covered Termination:
(A)     An amount equal to 2.0 times the sum of Base Salary and Target Annual Bonus, such amount to be payable in a single lump sum within five (5) days of such termination; and
(B)     The Equity Acceleration Benefits;
provided, however, in the event and termination becomes a Covered Termination as a result of the consummation of a Change in Control following the date of such termination, Executive shall receive the benefits under this clause (v) less any amounts received pursuant to clause (iv) above prior to such Change in Control; and
(vi)     Subject to the applicable plan documents and policies, Executive shall be eligible to continue coverage under the Company’s group health plan at active employee coverage levels and active employee contribution rates during the Severance Term; provided, that the payments described in this clause (vi) shall cease earlier than the expiration of the Severance Term in the event that Executive becomes eligible to receive any health benefits as a result of subsequent employment or service during the Severance Term. To the extent that the forgoing cannot be provided as an additional benefit, the Company shall provide the Executive with an additional monthly severance amount which equals the premium payment in excess of the premium paid by an active plan participant that elects the coverage elected by the Executive, as determined on an after-tax basis, so that the Executive receives the health plan coverage benefit by electing COBRA continuation coverage for the Executive and his spouse and dependents, as applicable.
Notwithstanding the foregoing, the payments and benefits described in clauses (ii) through (vi) above shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive breaches any provision set forth in Section 10 hereof. Following such termination of Executive’s employment by the Company without Cause, except as set forth in this Section 7(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(f)    Termination by Executive with Good Reason. Executive may terminate Executive’s employment with Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Executive’s termination will be effective upon the expiration of such cure period, and Executive shall be entitled to the same payments and benefits as provided in Section 7(e) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 7(e) hereof. Following such termination of Executive’s employment by Executive with Good Reason, except as set forth in this Section 7(f), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(g)    Termination by Executive without Good Reason. Executive may terminate Executive’s employment without Good Reason by providing the Company sixty (60) days’ written notice of such termination. In the event of a termination of employment by Executive under this Section 7(g), Executive shall be entitled only to the Accrued Obligations. In the event of termination of Executive’s employment under this Section 7(g), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Executive without Good Reason. Following such termination of Executive’s employment by Executive without Good Reason, except as set forth in this Section 7(g), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(h)    Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (e) or (f) of this Section 7 other than the Accrued Obligations (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Executive’s termination of employment hereunder (the “Release Execution Period”). If Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes Executive’s acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits. No portion of the Severance Benefits (other than Accrued Obligations) shall be paid until the Release of Claims has become effective and all such amounts shall commence to be paid on the first regular payroll date of the Company after the Release of Claims has become effective; provided, that, if the Release Execution Period overlaps two calendar years, the first payment shall not be made sooner than the first day of the second year, and shall include any missed payments.
Section 8.    Additional Equity Provisions
With respect to any PSU Awards granted on or after the Effective Date that are unvested and outstanding as of a Change in Control, upon such Change in Control (irrespective of whether there is a Covered Termination) (i) the performance conditions shall be deemed achieved (x) at target performance levels with respect to any remaining performance periods that are not completed prior to the Change in Control and (y) at actual performance levels with respect to any performance periods completed on or prior to the Change in Control (the “Earned PSU Awards”), and (ii) such Earned PSU Awards will then convert into time-based awards on the time-vesting schedule set forth in the applicable Award Agreement, or if none, on a schedule to be determined by the Compensation Committee or Board.
Notwithstanding anything to the contrary set forth herein (including, without limitation, Section 7 and this Section 8): (i) Awards, other than PSU Awards, granted prior to the Effective Date, are and will be governed in accordance with the terms of the Incentive Plan, this Agreement, and the applicable Award agreement evidencing the grant of such Award (an “Award Agreement”), and in the event of a conflict between the Award Agreement and this

Agreement, the terms of this Agreement shall control, and (ii) PSU Awards granted prior to the Effective Date of this Agreement shall not be subject to this Agreement; and (iii) Awards granted on or following the Effective Date will be governed in accordance with the terms of the Incentive Plan, this Agreement, and the applicable Award Agreement, and if there is an conflict between the terms of this Agreement and the applicable Award Agreement, the terms of the Award Agreement will control.
In addition, notwithstanding anything to the contrary set forth herein or in any Award Agreement entered into prior to the Effective Date with the Executive (a “Prior Award Agreement”), (i) until January 1, 2028, the Snap One Retirement Guidelines (effective as of November 1, 2022) (as may be amended from time to time) shall not apply to Awards held by the Executive, and (ii) any provisions regarding a “Qualifying Retirement” (or similar term) set forth in an Prior Award Agreement shall be of no further force or effect, and any such Prior Award Agreement shall be deemed amended to effect the foregoing.
Section     9.    Certain Payments.
In the event that (a) Executive is entitled to receive any payment, benefit or distribution of any type to or for the benefit of Executive, whether paid or payable, provided or to be provided, or distributed or distributable, pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”), and (b) the net after-tax amount of such Payments, after Executive has paid all taxes due thereon (including, without limitation, taxes due under Section 4999 of the Code) is less than the net after-tax amount of all such Payments otherwise due to Executive in the aggregate, if such Payments were reduced to an amount equal to 2.99 times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), then the aggregate amount of such Payments payable to Executive shall be reduced to an amount that will equal 2.99 times Executive’s base amount. To the extent such aggregate “parachute payment” (as defined in Section 280G(b)(2) of the Code) amounts are required to be so reduced, the parachute payment amounts due to Executive (but no non-parachute payment amounts) shall be reduced in the following order: (i) the parachute payments that are payable in cash shall be reduced (if necessary, to zero) with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity, valued at full value (rather than accelerated value), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and (iii) all other non-cash benefits not otherwise described in clause (ii) of this Section 9 reduced last. Notwithstanding the forgoing, the Executive shall retain the right to adjust the ordering of the reductions at any time upon written notice to the Company.
Section 10.    Restrictive Covenants
(a)    General. Executive acknowledges and recognizes the highly competitive nature of the business of the Company Group, that access to Confidential Information renders Executive special and unique within the industry of the Company Group, and that Executive will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of Executive’s employment with the Company. In light of the foregoing, as a condition of Executive’s employment by the Company, and in consideration of Executive’s employment hereunder and the compensation and benefits provided herein, Executive acknowledges and agrees to the covenants contained in this Section 10. Executive further recognizes and acknowledges that the restrictions and limitations set forth in this Section 10 are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group.

(b)    Confidential Information.
(i)    Executive acknowledges that, during the Term of Employment, Executive will have access to information about the Company Group and that Executive’s employment with the Company shall bring Executive into close contact with confidential and proprietary information of the Company Group. In recognition of the foregoing, Executive agrees, at all times during the Term of Employment and thereafter, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any Person without written authorization of the Company, any Confidential Information.
(ii)    Nothing in this Agreement shall prohibit or impede Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (A) in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will Executive be authorized to disclose any information covered by attorney-client privilege or attorney work product of any member of the Company Group without prior written consent of Company’s General Counsel or other officer designated by the Company, unless otherwise permitted by the applicable whistleblower provisions of any law or regulation. Executive does not need the prior authorization of (or to give notice to) any member of the Company Group regarding any communication, disclosure, or activity permitted by this subsection.
(c)    Assignment of Intellectual Property.
(i)    Executive agrees that Executive will, without additional compensation, promptly make full written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which Executive may (or have previously) solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the Term of Employment, whether or not during regular working hours, provided they either (i) relate at the time of conception or reduction to practice of the invention to the business of any member of the Company Group, or actual or demonstrably anticipated research or development of any member of the Company Group; (ii) result from or relate to any work performed for any member of the Company Group; or (iii) are developed through the use of equipment, supplies, or facilities of any member of the Company Group, or any Confidential Information, or in consultation with personnel of any member of the Company Group (collectively referred to as “Developments”). Executive further acknowledges that all Developments made by Executive (solely or jointly with others) within the scope of and during the Term of Employment are “works made for hire” (to the greatest extent permitted by applicable law) for which Executive is, in part, compensated by Executive’s Base Salary, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, Executive hereby assigns to the Company, or its designee, all of Executive’s right, title, and interest throughout the world in and to any such Development.
(ii)    Executive agrees to assist the Company, or its designee, at the Company’s expense, in every way to secure the rights of the Company Group in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company Group the sole and exclusive right, title, and interest in and to such Developments, and any intellectual property and other proprietary rights relating thereto. Executive further agrees that Executive’s obligation to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument or papers shall continue after the termination of the Term of Employment until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, that the Company shall reimburse Executive for Executive’s reasonable expenses incurred in connection with carrying out the foregoing obligation and, following termination of the Term of Employment, shall compensate Executive for Executive’s time incurred in connection with carrying out Executive’s obligations under this Section 10(c)(ii) following such termination at an hourly rate based upon Executive’s Base Salary as of immediately prior to Executive’s termination of employment. If the Company is unable because of Executive’s mental or physical incapacity or unavailability for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company as above, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact to act for and in Executive’s behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by Executive. Executive hereby waives and irrevocably quitclaims to the Company any and all claims, of any nature whatsoever, that Executive now or hereafter has for past, present, or future infringement of any and all proprietary rights assigned to the Company.
(d)    Non-Competition. During the Term of Employment and the Post-Termination Restricted Period, Executive shall not, other than for or on behalf of, and in furtherance of Executive’s duties as an employee, director or authorized agent of, the Company Group thereof during the Term of Employment, directly or indirectly engage in, have any equity interest in, or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, member, security holder, consultant or otherwise) that engages in any business, directly or indirectly (through a subsidiary or otherwise), which competes with the Business within the United States of America or any other jurisdiction in which any member of the Company Group engages in business derives a material portion of its revenues or has demonstrable plans to commence material business activities in. Nothing contained in this Agreement shall prohibit Executive from owning less than one percent (1%) of any class of securities listed on a national securities exchange or traded publicly in the over-the-counter market.
(e)    Non-Interference. During the Term of Employment and the Post-Termination Restricted Period, Executive shall not, directly or indirectly for Executive’s own account or for the account of any other Person, engage in Interfering Activities.
(f)    Return of Documents. In the event of Executive’s termination of employment hereunder for any reason, Executive shall deliver to the Company (and will not keep in Executive’s possession, recreate, or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property developed by Executive pursuant to Executive’s employment hereunder or otherwise belonging to the Company Group.
(g)    Independence; Severability; Blue Pencil. Each of the rights enumerated in this Section 10 shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this Section 9 or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Section 10, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, each of the Company and Executive agree that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.
(h)    Injunctive Relief. Executive expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in this Section 10 may result in substantial, continuing, and irreparable injury to the members of the Company Group. Therefore, Executive hereby agrees that, in addition to any other remedy that may be available to the Company, any member of the Company Group shall be entitled to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Section 10. Notwithstanding any other provision to the contrary, Executive acknowledges and agrees that the Post-Termination Restricted Period shall be tolled during any period of violation of any of the covenants in this Section 10 and during any other period required for litigation during which the Company or any other member of the Company Group seeks to enforce such covenants against Executive if it is ultimately determined that Executive was in breach of such covenants.
(i)    Disclosure of Covenants. As long as it remains in effect, Executive will disclose the existence of the covenants contained in this Section 10 to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, partnership, or other business relationship with such Person or entity.
(j)    Other Covenants. Notwithstanding anything contained in this Agreement to the contrary, in the event that Executive is subject to similar restrictive covenants pursuant to any other agreement with any member of the Company Group, including, without limitation, under the Equity Documents (“Other Covenants”), the covenants contained in this Agreement shall be in addition to, and not in lieu of, any such Other Covenants, and enforcement by the Company of the covenants contained in this Agreement shall not preclude the applicable member of the Company Group from enforcing such Other Covenants in accordance with their terms.

Section 11.    Representations and Warranties of Executive.
Executive represents and warrants to the Company that:
(a)    Executive is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive may be bound;
(b)    Executive has not violated, and in connection with Executive’s employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement with any Person by which Executive is or may be bound;
(c)    In connection with Executive’s employment with the Company, Executive will not use any confidential or proprietary information Executive may have obtained in connection with employment or service with any prior service recipient; and
(d)    Executive has not been terminated from any prior employer or service recipient, or otherwise disciplined in connection with any such relationship, in connection with, or as a result of, any claim of workplace sexual harassment or sex or gender discrimination, and to Executive’s knowledge, Executive has not been the subject of any investigation, formal allegation, civil or criminal complaint, charge, or settlement regarding workplace sexual harassment or sex or gender discrimination.
Section 12.    Indemnification.
The Company agrees during and after Executive’s employment to indemnify and hold harmless Executive to the fullest extent permitted by the organizational documents of the Company, or if greater, in accordance with applicable law regarding indemnification, for actions or inactions of Executive in accordance with Executive’s performance of his duties under this Agreement, as an officer, director, employee, or agent of the Company or any Affiliate thereof or as a fiduciary of any benefit plan of any of the foregoing. The Company also agrees to provide Executive with directors’ and officers’ liability insurance coverage both during and after Executive’s employment with regard to matters occurring during employment, or while serving on the governing body of the Company, or any Affiliate thereof, which coverage will be at a level at least equal to the greatest level being maintained at such time for any current officer or director and shall continue until such time as suits can no longer be brought against Executive as a matter of law. Executive will be entitled to advancement of expenses from the Company or its applicable subsidiaries in connection with any claim in the same manner and to the same extent to which any other officer or director of the Company is entitled.
Section 13.    Taxes.
The Company may withhold from any payments made under this Agreement or otherwise made in connection with Executive’s employment hereunder, all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. If any such taxes are paid or advanced by the Company on behalf of Executive, Executive shall remain responsible for, and shall repay, such amounts to the Company, promptly following notice thereof by the Company. Executive acknowledges and represents that the Company has not provided any tax advice to Executive in connection with this Agreement and that Executive has been advised by the Company to seek tax advice from Executive’s own tax advisors regarding this Agreement and payments that may be made to Executive pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 14.    Set Off; Mitigation.
The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim, or recoupment of amounts owed by Executive to the Company or its Affiliates. Executive shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, and except as provided in Section 7(e)(vi) hereof, the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.
Section 15.    Additional Section 409A Provisions.
Notwithstanding any provision in this Agreement to the contrary:
(a)    Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.
(b)    Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.
(c)    Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in Section 7 as if Executive had undergone such termination of employment (under the same circumstances) on the date of Executive’s ultimate “separation from service.”
(d)    To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, however, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.
(e)    While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, and shall be interpreted in accordance therewith, and no member of the Company Group be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code) unless incurred as a result of gross negligence or misconduct on the part of the member of the Company Group, or an employee or agent thereof.
Section 16.    Successors and Assigns; No Third-Party Beneficiaries.
(a)    The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which Executive’s employment primarily relates, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, division or subsidiary, as applicable, without Executive’s consent.
(b)    Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.
(c)    No Third-Party Beneficiaries. Except as otherwise set forth in Section 7(c) or Section 16(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.
Section 17.    Waiver and Amendments.
Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.
Section 18.    Severability.
If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.
Section 19.    Governing Law; Waiver of Jury Trial.
THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF GEORGIA WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICT OF LAW. BOTH EXECUTIVE AND THE COMPANY CONSENT AND SUBJECT TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS FOR FULTON COUNTY, GEORGIA IN CONNECTION WITH ANY LAWSUITS

OR OTHER ACTIONS ARISING BETWEEN THE PARTIES UNDER THIS AGREEMENT (SUBJECT TO INJUNCTIVE RELIEF AS PROVIDED IN SECTION 10 ABOVE). EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.
Section 20.    Notices.
All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 20, (A) if delivered personally against proper receipt shall be effective upon delivery and (B) if sent (x) by certified or registered mail with postage prepaid or (y) by Federal Express or similar courier service with courier fees paid by the sender, shall be effective upon receipt. The parties hereto may from time to time change their respective addresses for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given unless it is sent and received in accordance with this Section 20.
If to the Company:
11734 Election Rd
Draper, UT 84020
Attn: Corporate Secretary

With copy to:
Simpson Thacher & Bartlett, LLP
425 Lexington Avenue
New York, NY 10017
Attn: David E. Rubinsky
If to Executive:
To the most recent address of Executive set forth in the personnel records of the Company.
Section 21.    Section Headings.
The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.
Section 22.    Entire Agreement.
This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement, including, without limitation, the Prior Agreement.

Section 23.    Survival of Operative Sections.
Upon any termination of Executive’s employment, the provisions of Section 7 through Section 24 of this Agreement (together with any related definitions set forth on Appendix A) shall survive to the extent necessary to give effect to the provisions thereof.
Section 24.    Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

*    *    *

[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date written below.
SNAP ONE, LLC
/s/ Erik Ragatz
    By: Erik Ragatz
    Title: Chairman of the Board of Directors
EXECUTIVE
/s/ John Heyman
John Heyman
7/18/23
Date

APPENDIX A
Definitions
“Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Executive’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 6 hereof, (iii) an amount equal to Executive’s accrued, but unused vacation days in accordance with the Company’s vacation policies in effect from time to time, and (iv) any benefits provided under the Company’s employee benefit plans upon a termination of employment, including rights with respect to equity participation under the Equity Documents, in accordance with the terms contained therein.
“Affiliate(s)” include any member of a controlled group that includes the Company as defined under section 414 of the Code.
“Asset Sale” shall mean a Change in Control resulting from the sale, transfer or other disposition of all or substantially all of the assets of the Company to any Person that is not an Affiliate of the Company.
“Award” shall have the meaning set forth in the Incentive Plan.
“Board” shall mean the Board of Directors of the Company.
“Business” shall mean (i) any business activities related to the Company Group’s manufacturing or distributing audio or visual equipment or components, control systems, remote monitoring systems, power distribution systems, networking equipment or components, security equipment or components, and associated software applications, services, and platforms, in each case on a retail or wholesale basis, (ii) any business in which the Company Group is contemplating in engaging if Executive has actual or constructive knowledge of such contemplation, or (iii) any other current or demonstrably planned business activities of the Company Group.
“Business Relation” shall mean any current or prospective client, customer, licensee, supplier, or other business relation of the Company Group, or any such relation that was a client, customer, licensee or other business relation within the prior six (6) month period, in each case, with whom Executive transacted business or whose identity became known to Executive in connection with Executive’s employment hereunder.
    “Cause” shall mean (i) Executive’s act(s) of gross negligence or willful misconduct in the course of Executive’s employment hereunder, (ii) willful failure or refusal by Executive to perform in any material respect Executive’s duties or responsibilities, (iii) misappropriation (or attempted misappropriation) by Executive of any assets or business opportunities of the Company or any other member of the Company Group, (iv) embezzlement or fraud committed (or attempted) by Executive, or at Executive’s direction, (v) Executive’s conviction of, indictment for, or pleading “guilty” or “ no contest” to, (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of Executive’s duties to the Company or any other member of the Company Group or otherwise result in material injury to the reputation or business of the Company or any other member of the Company Group, (vi) any material violation by Executive of the policies of the Company, including but not limited to those relating to sexual harassment; age, sex, or other prohibited discrimination; or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company, or (vii) Executive’s material breach of this Agreement or any other written agreement between Executive and any group (including any restrictive covenants).
    “Change in Control” shall have the meaning set forth in the Incentive Plan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Company Group” shall mean the Company together with any of its direct or indirect subsidiaries.
“Compensation Committee” shall mean the Compensation Committee of the Board.
“Confidential Information” means information that the Company Group has or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group that is not generally known and that the Company wishes to maintain as confidential. Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company Group, or to the Company Group’s technical data, trade secrets, or know-how, including, but not limited to, research, plans, or other information regarding the Company Group’s products or services and markets, customer lists, and customers (including, but not limited to, customers of the Company on whom Executive called or with whom Executive may become acquainted during the Term of Employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company Group property. Notwithstanding the foregoing, Confidential Information shall not include any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by Executive or others who were under confidentiality obligations as to the item or items involved.
“Covered Termination” shall mean Executive’s termination of employment with the Employer by the Employer without Cause or Executive with Good Reason occurring within the three (3) month period prior to, or the three (3) year period following, a Change in Control; provided, however, it shall not be considered a Covered Termination if:
•such Executive’s employment with the Employer is terminated by reason of a transfer to the employ of another member of the Company Group;
•such Executive’s employment with the Employer is terminated upon the expiration of a leave of absence by reason of his or her failure to return to work at such time or the absence at such time of an available position for which such Executive is qualified; or
•such Executive’s employment with the Employer is terminated in connection with an Asset Sale, but only if the Compensation Committee determines in its sole discretion that, in connection with such Change in Control, either (A) such Executive was offered employment with the purchaser (or Affiliate thereof) (x) in a position of comparable authority and duties, (y) at the same or greater Base Salary and Target Annual Bonus opportunity, and (z) employee benefits that are substantially similar in the aggregate, in each case, to those as in effect immediately prior such Asset Sale, or (B) such Executive voluntarily elected not to participate in the purchaser’s selection process for employment with the purchaser (or Affiliate thereof) following such Asset Sale.

“Disability” shall mean any physical or mental disability or infirmity of Executive that prevents the performance of Executive’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred eighty (180) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Executive (which approval shall not be unreasonably withheld, delayed or conditioned). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.
“Employer” shall mean with respect to Executive, (i) prior to a Change in Control, the member of the Company Group at which Executive is employed, and (ii) following a Change in Control, the entity that Executive is employed by immediately after such Change in Control.
“Equity Acceleration Benefits” shall mean: (i) as to any Awards subject solely to service vesting conditions (including any performance vesting awards that were converted into service vesting awards in connection with the Change in Control), acceleration of vesting of such Awards; (ii) as to any Awards designated as “PSUs” (“PSU Awards”), full vesting of such PSU Awards assuming target level achievement of applicable performance measures if the qualifying termination occurs during such performance period, or based on actual level of achievement if the qualifying termination occurs following the completion of such performance period.
“Good Reason” shall mean, without Executive’s consent, (i) a change in Executive’s title as Chief Executive Officer, or a material diminution or demotion in Executive’s duties or responsibilities as set forth in Section 3 hereof, (ii) a reduction in Base Salary set forth in Section 4(a) hereof or Target Annual Bonus opportunity set forth in Section 4(b) hereof (other than pursuant to an across-the-board reduction applicable to all similarly situated executives), (iii) requiring Executive to relocate to a work site outside of a twenty-five (25) mile driving distance of Executive’s current work site, provided that remote work and reasonable travel on the business of the Company or its Affiliates may continue to be required without giving rise to Good Reason, or (iv) any other material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i), (ii), or (iii) above). Executive acknowledges and agrees that Executive’s exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of Section 7(f) hereof. Notwithstanding the foregoing, during the Term of Employment, in the event that the Board reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Board may, in its sole and absolute discretion, suspend Executive from performing Executive’s duties hereunder, and in no event shall any such suspension constitute an event pursuant to which Executive may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.
“Incentive Plan” shall mean the Company’s 2021 Equity Incentive Plan, as amended from time to time (or any successor plan thereto adopted by the Company for the purpose of providing equity and other incentive compensation to the employees and other service providers of the Company Group).
“Interfering Activities” shall mean (A) recruiting, encouraging, soliciting, or inducing, or in any manner attempting to recruit, encourage, solicit, or induce, any Person employed by, or providing consulting services to, any member of the Company Group to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company Group, (B) hiring, or engaging any individual who was employed by or providing services to the Company Group within the six (6) month period prior to the date of such hiring or engagement, or (C) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with the Company Group, or in any way interfering with the relationship between any such Business Relation and the Company Group.
“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.
“Post-Termination Restricted Period” shall mean the period commencing on the date of the termination of the Term of Employment for any reason and ending on the eighteen (18) month anniversary of such date of termination.
“Qualifying Termination Equity Benefits” shall mean, with respect to each Award subject solely to service vesting conditions that is outstanding as of immediately prior to the Executive’s termination of employment (each, a “Time Vesting Award”), the accelerated vesting of a pro-rated portion of such Time Vesting Award (the “Pro-Rated Portion”), with such Pro-Rated Portion equal (i) the total number of shares or units subject to the Time Vesting Award, multiplied by a fraction, the numerator of which is the total number of full months Executive was employed during the total vesting period of the Time Vesting Award and the denominator of which is total number of months in such vesting period, less (ii) the total number of shares or units subject to the Time Vesting Award that vested prior to Executive’s termination of employment.
“Release of Claims” shall mean the Release of Claims in substantially the same form attached hereto as Appendix B (as the same may be revised from time to time by the Company upon the advice of counsel).

APPENDIX B
RELEASE OF CLAIMS
As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.
For and in consideration of the Severance Benefits, and other good and valuable consideration, I, John Heyman for and on behalf of myself and my heirs, administrators, executors, and assigns, effective the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge each of the Company and each of its direct and indirect subsidiaries and Affiliates, together with their respective officers, directors, partners, shareholders, employees, and agents (collectively, the “Group”) from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law.
I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.
By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.
Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) any claims relating to my rights under Section 7 of the Employment Agreement, (ii) any claims that cannot be waived by law, or (iii) my right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time.
I expressly acknowledge and agree that I –
•    Am able to read the language, and understand the meaning and effect, of this Release;
•    Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

•    Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever had, and because of my execution of this Release;

•    Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;
•
•    Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;

•    Had or could have [twenty-one (21)][forty-five (45)]1 days from the date of my termination of employment (the “Release Expiration Date”) in which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;

•    Have not relied upon any representation or statement not set forth in this Release or my Employment Agreement made by the Company or any of its representatives;

•    Was advised to consult with my attorney regarding the terms and effect of this Release; and

•    Have signed this Release knowingly and voluntarily.

I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to a claim of age discrimination under ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”); provided, however, that if the EEOC were to pursue any claims relating to my employment with Company, I agree that I shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and the Severance Benefits will control as the exclusive remedy and full settlement of all such claims by me.
Nothing in this Release shall prohibit or impede me from communicating, cooperating or filing a complaint with any Governmental Entity with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. I understand and acknowledge that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is
1     To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

made (1) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Except as otherwise provided in this paragraph or under applicable law, under no circumstance am I authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product, or the Company’s trade secrets, without the prior written consent of the Company’s General Counsel or other officer designated by the Company. I do not need the prior authorization of (or to give notice to) any member of the Company Group regarding any communication, disclosure, or activity permitted by this paragraph.
I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group (as defined in my Employment Agreement) and affirmatively agree not to seek further employment with the Company or any other member of the Company Group.
Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company and the Board of Directors of the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its General Counsel. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the execution of this Release. Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release is executed shall be its effective date. I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Company will have any obligations to pay me the Severance Benefits.
The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.
EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF GEORGIA, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS. I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Employment Agreement, dated the same date as below, with the Company (the “Employment Agreement”).

____________________________
John Heyman
Date: